SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                        Date of Event Reported: 10/31/97

                         MIDCOAST ENERGY RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

      Nevada                         0-8898                 76-0378638
 (State or other                   Commission            (I.R.S. Employer
  jurisdiction of                 File Number            Identification No.)
 incorporation)

         Suite 2950, 1100 Louisiana Street, Houston, Texas   77002
              (address of principal executive offices)     (Zip Code)

        Registrant's telephone number, including area code: 713/650-8900

                MIDCOAST ENERGY RESOURCES, INC., and Subsidiaries

Item 7.   Financial Statements

                                                                       Page No.
                                                                     -----------
   Republic Gas Partners, L.L.C.

      Independent Auditor's Report                                            3

      Consolidated Balance Sheet - September 30, 1997 and
      December 31, 1996                                                       4

      Consolidate Statement of Operations - Nine months Ended September 30,
      1997 and Year Ended December 31, 1996                                   5

      Consolidated Statements of Members' Deficit - Nine months Ended
      September 30, 1997 and Year Ended December 31, 1996                     6

      Consolidated Statements of Cash Flows -Nine months Ended
      September 30, 1997 and Year Ended December 31, 1996                     7

      Notes to Consolidated Financial Statements.                             8


   Midcoast Energy Resources, Inc.

      Unaudited Pro Forma Statement of Operations for the
      nine months ended September 30, 1997 and for the year
      ended December 31,1996.                                                18

      Unaudited Pro Forma Balance Sheet as of September 30, 1997.            20

      Notes to Unaudited Pro Forma Financial Information                     21

                          INDEPENDENT AUDITOR'S REPORT

To Republic Gas Partners, L.L.C.:

We have audited the accompanying balance sheets of Republic Gas Partners, L.L.C. (a Delaware limited liability company), and subsidiaries as of September 30, 1997 and December 31, 1996, and the related consolidated statements of operations, members' deficit and cash flows for the nine months ended September 30, 1997 and year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Gas Partners, L.L.C., and subsidiaries as of September 30, 1997 and December 31, 1996, and the results of their operations and their cash flows for the nine months ended September 30, 1997 and year ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations. Additionally, the Company was in violation of certain of its debt covenants. As discussed in Note 11 to the consolidated financial statements, the Company was sold to Midcoast Energy Resources, Inc. subsequent to September 30, 1997. As part of this transaction, the debt due Union Bank was assumed by the acquiror.

HEIN + ASSOCIATES LLP

Houston, Texas
January 7, 1998

                         REPUBLIC GAS PARTNERS, L.L.C.

                         CONSOLIDATED BALANCE SHEETS
                                (In Thousands)

                                                    SEPTEMBER 30,  DECEMBER 31,
                                                        1997           1996
                                                    -------------  ------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents .....................   $    953       $  5,050
   Trade accounts receivable, net of allowance for
     doubtful accounts of $474 and $159 at
     September 30, 1997 and December 31, 1996,
     respectively ................................      6,049         31,615
   Transportation and exchange gas receivable ....        309          1,064
   State income tax receivable ...................        436           --
   Gas in storage ................................       --              666
   Materials and supplies inventories ............        322            329
   Prepaid expenses ..............................        106            119
   Other current assets ..........................         79             43
                                                     --------       --------
         Total current assets ....................      8,254         38,886

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $1,977 and $659 at September 30,
  1997 and December 31, 1996, respectively .......     16,268         15,842

OTHER ASSETS .....................................        250            279
                                                     --------       --------
         Total assets ............................   $ 24,772       $ 55,007
                                                     ========       ========

LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES:
   Notes payable .................................   $ 19,120       $ 20,000
   Accounts payable ..............................      5,722         35,170
   Transportation and exchange gas payable .......        383             99
   Other current liabilities .....................      1,438            964
                                                     --------       --------
        Total current liabilities ................     26,663         56,233

COMMITMENTS AND CONTINGENCIES (Note 9)

MEMBERS' DEFICIT .................................     (1,891)        (1,226)
                                                     --------       --------

        Total liabilities and members' deficit ...   $ 24,772       $ 55,007
                                                     ========       ========

                          REPUBLIC GAS PARTNERS, L.L.C.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                  NINE MONTHS
                                                     ENDED          YEAR ENDED
                                                  SEPTEMBER 30,     DECEMBER 31,
                                                      1997             1996
                                                  -------------     ------------
REVENUES:
   Natural gas sales .........................     $ 126,169        $ 152,188
   Transportation and other ..................         1,008              863
                                                                    ---------
        Total revenues .......................       127,177          153,051

      OPERATING COSTS AND EXPENSES:
   Cost of sales .............................       123,499          145,996
   Operation and maintenance .................         2,555            3,877
   General and administrative ................         1,885            1,918
   Provision for bad debts ...................           315              159
   Depreciation and amortization .............           619              844
   Taxes other than income taxes .............           494              629
                                                   ---------        ---------
        Total operating costs and expenses ...       129,367          153,423
                                                   ---------        ---------
      Operating Loss .........................        (2,190)            (372)
                                                   ---------        ---------
      OTHER INCOME (EXPENSE):
         Interest expense ....................        (1,351)          (1,366)
         Interest income .....................           141               78
                                                   ---------        ---------
        Total other income (expense) .........        (1,210)          (1,288)
                                                   ---------        ---------

      Loss Before Income taxes ...............        (3,400)          (1,660)

      INCOME TAX RECOVERY (EXPENSE) ..........            85             (213)
                                                   ---------        ---------

      NET LOSS ...............................     $  (3,315)       $  (1,873)
                                                   =========        =========

       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                          REPUBLIC GAS PARTNERS, L.L.C.

                   CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                        AND YEAR ENDED DECEMBER 31, 1996
                                 (In Thousands)

Balance, January 1, 1996 ........................................       $  --

   Adjustment for inclusion of net income of predecessor business        (1,353)
       for the first quarter of 1996

   Member contributions (March 1, 1996) .........................         2,000

   Net loss .....................................................        (1,873)

   Balance, December 31, 1996 ...................................        (1,226)

   Member contributions .........................................         2,650

   Net loss .....................................................        (3,315)

   BALANCE, September 30, 1997 ..................................       $(1,891)

      SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        REPUBLIC GAS PARTNERS, L.L.C.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In Thousands)

                                                            NINE MONTHS
                                                               ENDED          YEAR ENDED
                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                 1997             1996
                                                            -------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ............................................       $ (3,315)       $ (1,873)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
       Adjustment to reflect first quarter net income
         of predecessor business .......................           --            (1,353)
       Depreciation and amortization ...................            619             659
       Provision for uncollectible accounts receivable .            315             159
       Changes in operating assets and liabilities:
         Trade accounts receivable .....................         24,241         (19,538)
         Transportation and exchange gas
           receivable/payable, net .....................          1,039          (1,160)
         State income tax receivable ...................           (436)           --
         Inventories, including gas in storage .........            673            (591)
         Prepaid expenses ..............................             13             (76)
         Accounts payable ..............................        (29,448)         25,737
         Other, net ....................................            467             433
                                                               --------        --------
          Net cash provided by (used in)
            operating activities .......................         (5,832)          2,397

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in MidLa Companies, net of
     cash acquired of $1,941 ...........................           --           (19,228)
   Capital expenditures ................................            (35)           (119)
                                                               --------        --------
         Net cash used in investing activities .........            (35)        (19,347)
                                                               --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from (payments on) long-term debt borrowings           (880)         20,000
   Member contributions ................................          2,650           2,000
                                                               --------        --------
         Net cash provided by financing activities .....          1,770          22,000
                                                               --------        --------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENT ...         (4,097)          5,050

CASH AND CASH EQUIVALENTS, beginning of period .........          5,050            --
                                                               --------        --------
CASH AND CASH EQUIVALENTS, end of period ...............       $    953        $  5,050
                                                               ========        ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Interest .........................................       $  1,351        $  1,358
                                                               ========        ========
      Income taxes .....................................       $    310        $    360
                                                               ========        ========

      SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        REPUBLIC GAS PARTNERS, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND FINANCIAL CONDITION:

     Republic Gas Partners, L.L.C. (the Company), was formed on March 1, 1996, for the purpose of acquiring certain natural gas pipeline facilities and other energy-related operations. The Company's initial ownership members included Cortez Natural Gas Company (49.5 percent), Costilla Energy, L.L.C. (40.5 percent), Republic Gas Corporation (5.0 percent) and Riverbend Gas Company (5.0 percent). Effective February 13, 1997, Cortez Natural Gas Company purchased the 40.5 percent interest held by Costilla Energy, L.L.C.

     Pursuant to the Stock Purchase Agreement dated as of March 4, 1996, between Coho Energy, Inc. (Coho), and Interstate Natural Gas Company (Interstate), as Sellers, and the Company, as Purchaser, as amended (the Agreement), the Company purchased all of the outstanding common stock of Mid Louisiana Gas Company (MidLa Gas), a Federal Energy Regulatory Commission (FERC) regulated interstate pipeline, Mid Louisiana Marketing Company and Mid Louisiana Gas Transmission Company (collectively referred to as the MidLa Companies). The results of operations for the MidLa Companies have been reflected in the accompanying consolidated financial statements from the date of acquisition (April 3, 1996). See Note 3, "Acquisition of the MidLa Companies," for further information.

     As indicated in the accompanying consolidated statement of operations, the Company incurred a net loss of approximately $6.4 million for the period from inception (March 1, 1996) through September 30, 1997. Additionally, during this same period, and as of September 30, 1997 the Company was in violation of certain of its debt covenants under its existing long-term debt agreement with Union Bank, a division of Union Bank of California, N.A. (collectively, Union Bank), as discussed in Note 4, "Debt." As discussed in Note 11, the Company was sold to Midcoast Energy Resources, Inc. As part of this transaction, the amounts outstanding to Union Bank under the note agreement discussed in Note 4 were assumed by the acquiror.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The principal subsidiaries of the Company include the MidLa Companies and MidLa Energy Services Company (MidLa Energy) (which was formed in September 1996 to provide marketing services for the consolidated group). All significant intercompany accounts and transactions have been eliminated.

                        REPUBLIC GAS PARTNERS, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

     BASIS OF PRESENTATION: The MidLa Companies represented substantially all of the Company's operating activities during 1996 and 1997 and substantially all of the Company's operating revenues and expense arose from these companies. Accordingly, for presentation purposes, the Company has included the results of operations of the MidLa Companies for the three months ended March 31, 1996 in the accompanying statement of operations, along with a corresponding adjustment to the members' deficit.

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment primarily consists of gas transmission lines and related facilities and are stated at original cost. The cost of additions to property, plant and equipment includes direct labor and material, allocable overheads and, in the case of natural gas pipeline plant, an allowance for the estimated cost of funds used during construction ("AFUDC"). Such provisions for AFUDC are not reflected separately in the accompanying combined statements of operations as the amounts are not material. Maintenance and repairs, including the cost of renewals of minor items of property, are charged principally to expense as incurred. Replacements of property (exclusive of minor items of property) are charged to the appropriate property accounts. Upon retirement of a natural gas pipeline plant asset, its cost is charged to accumulate depreciation together with the cost of removal, less salvage value.

     Depreciation on pipeline plant is calculated using the composite rate method which approximated an average depreciation rate of 1.5 to 6.7 percent. Depreciation on other facilities and equipment is calculated on a straight-line basis over the useful lives of the assets which range from three to five years.

     INVENTORIES: Inventories of natural gas in storage are recorded at the weighted average cost of gas incurred during the month of injection. Natural gas in storage is periodically assessed for realizability using market prices at period-end. Materials and supplies inventories are valued at the lower of average cost or market.

     INCOME TAXES: The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                        REPUBLIC GAS PARTNERS, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

     TRANSPORTATION AND EXCHANGE GAS IMBALANCES: In the course of providing transportation and exchange services to customers, natural gas pipelines may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. These transactions result in transportation and exchange gas imbalance receivables and payables which are settled through cash-out procedures specified in each tariff or recovered or repaid through the receipt or delivery of gas in the future. Such imbalances are recorded as current assets or current liabilities on the balance sheet using the posted index prices of the applicable FERC-approved tariffs, which approximate market rates.

     HEDGING ACTIVITIES: Certain of the Company's subsidiaries will periodically enter into commodity derivative contracts to hedge the price risk associated with its fixed price natural gas sales and purchase contracts. Gains or losses on such hedges are deferred and recognized in operating revenues when the underlying hedged transactions occur.

     CASH AND CASH EQUIVALENTS: The Company maintains deposits with banks which exceed the Federal Deposit Insurance Corporation (FDIC) insured limit and has a money market account included in its cash balances which is not FDIC insured. Management believes the risk of loss in connection with these accounts is minimal. The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENT ACCOUNTING PRONOUNCEMENTS: The Financial Accounting Standards Board
     (FASB) issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 specifies certain events and circumstances which indicate the cost of an asset or assets may be impaired, the method by which the evaluation should be performed, and the method by which writedowns, if any, of the asset or assets are to be determined and recognized. The adoption of this pronouncement in 1996 did not have a material impact on the Company's financial condition or operating results.

     The FASB issued SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, effective for fiscal years beginning after December 31, 1995. This statement allows companies to choose to adopt the statement's new rules for accounting for employee stock-based compensation plans. For those companies who choose not to adopt the new rules, the statement requires disclosures as to what earnings per share would have been if the new rules had been adopted. The Company did not grant stock options or any other form of stock-based compensation during any of the periods included in the accompanying financial statements.

     The FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME and SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. SFAS No. 131 supersedes SFAS No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. SFAS No. 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on the future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

3.   ACQUISITION OF THE MIDLA COMPANIES:

     On April 3, 1996, the Company acquired all of the outstanding common stock of the MidLa Companies for approximately $21.2 million. The acquisition was accounted for using the purchase method of accounting. As such, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company financed the acquisition with $20 million in bank debt with the remaining balance being funded through the $2 million in member contributions.

4.   DEBT:

     NOTE AGREEMENT: In April 1996, the Company obtained a seven-year, $20 million loan (the Note) from Union Bank. As previously discussed, the proceeds from the Note were used to finance the acquisition of the common stock of the MidLa Companies. The Note was secured by the common stock of the MidLa Companies and their related physical assets.

     The Note was comprised of two tranches. The original principal balance of Tranche A was $17.6 million and accrued interest at the Eurodollar rate plus 2.5 percent. Tranche B had an original principal balance of $2.4 million and accrued interest at the Eurodollar rate plus 4 percent. The Eurodollar rate was 5.8 percent at September 30, 1997. Effective April 4, 1996, the Company entered into two separate interest rate swap agreements to lock in the interest rates on $13.2 million of the Tranche A balance and the entire Tranche B balance at 8.99 percent and 10.745 percent, respectively. The terms of such swaps extend through the life of the Note. The following is a summary of scheduled maturities of the amounts outstanding under this note agreement at September 30, 1997:

         YEARS ENDING SEPTEMBER 30,
         --------------------------
                 1998                                        $2,200
                 1999                                         1,760
                 2000                                         1,760
                 2001                                         1,760
                 2002                                         1,760
              Thereafter                                      9,880
                                                            -------
                                                            $19,120
                                                            =======

                          REPUBLIC GAS PARTNERS, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   DEBT: (continued)

     DEBT COVENANTS: The Company was subject to certain financial covenants as defined in its debt agreement with Union Bank. Among other restrictions, such covenants include maintaining a minimum current ratio of 1.0 to 1.0, maintaining an interest charge coverage ratio of 1.5 to 1.0, limiting general and administrative (G&A) expenses to $400,000 per quarter and maintaining a minimum consolidated tangible net worth of $2,000,000. Beginning March 31, 1997, the interest charge coverage ratio requirement increased to 2.0 to 1.0. Additionally, beginning March 31, 1997, the Company was required to maintain a debt to total capitalization ratio of .85 to 1.0 and a debt service coverage ratio of 1.4 to 1.0.

     At June 30, 1996, the Company was in noncompliance with the covenant which limits its general and administrative expenses as well as a nonfinancial covenant which requires the Company to maintain all bank accounts with Union Bank. Effective November 15, 1996, the Company obtained a "Consent and Waiver" from Union Bank which waived the G&A restriction for the quarter ended June 30, 1996, and consented to a single bank account held by MidLa Gas. As a condition precedent to Union Bank issuing the " Consent and Waiver," effective November 15, 1996, the Company's equity members entered into the "Second Contingent Equity Support Agreement" which committed the members to make G&A contributions (limited to $1,000,000 in the aggregate) to the Company in order to satisfy the G&A restriction discussed above. Additionally, related to the above-mentioned agreements, effective November 15, 1996, the Note was amended by "Amendment No. 1" to increase the Company's G&A limit from $400,000 per quarter to $600,000 for the quarter ended September 30, 1996, and $650,000 for each of the quarters ending December 31, 1996, and March 31, 1997

     As a result of further negotiations with Union Bank, the Note was amended by "Amendment No. 2" which became effective March 6, 1997. "Amendment No. 2" waived the Company's noncompliance with such financial covenants through March 31, 1998. In connection with entering into "Amendment No. 2," the Company's equity members also jointly and severally committed to make the principal and interest payments on the Note through September 30, 1997, and amended the "Second Contingent Equity Support Agreement" discussed above to extend through March 31, 1998. As of September 30, 1997, the Company was in noncompliance with certain of its debt covenants, as amended. As a result, the Note has been classified as a current liability in the accompanying consolidated balance sheets.


5.   INCOME TAXES:

     No federal income tax provision or benefit has been recorded for the period from inception

                          REPUBLIC GAS PARTNERS, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (March 1, 1996) through September 30, 1997. The income tax provision (recovery) included in the accompanying consolidated statement of operations is entirely attributable to state income taxes.

     The Company has net operating loss (NOL) carryforwards for federal income tax reporting purposes of approximately $7.7 million expiring in various amounts through 2008. The tax effect of significant temporary differences representing deferred tax assets and liabilities at September 30, 1997 and December 31, 1996 are as follows (in thousands):

                                                        1996           1997
                                                        ----           ----
           Net operating carryforwards ...........    $ 1,075        $ 2,600
           Accrued expenses ......................        180            180
           Provision for doubtful accounts .......        114            161
           Financial basis of assets in excess
             of tax basis ........................       (261)          (915)
           Valuation allowance ...................     (1,108)        (2,026)
                                                      -------        -------
           Net deferred tax assets and liabilities    $  --          $  --
                                                      =======        =======

     The valuation allowance increased $918,000 in 1997 because of the increase in operating loss carryforwards.

6.   RATE AND REGULATORY MATTERS:

     GENERAL RATE ISSUES: On September 1, 1995, MidLa Gas filed in Docket No. CP95-730 an application pursuant to ss.7(b) of the Natural Gas Act for permission and approval to abandon (a) the storage services it receives at and from the Hester Storage Field (Hester) and appurtenant facilities owned by Transcontinental Gas Pipe Line Corporation (Transco), (b) a related transportation and exchange service with Transco, (c) certain services then provided by MidLa Gas to the extent that such services relied on the availability of the storage services at and from Hester, as well as related transportation and exchange services, and (d) the firm and interruptible storage services it provided to customers under its Rate Schedules FSS and ISS and its small merchant service provided under Rate Schedule SMS. As a part of this filing, MidLa Gas also stated that it would file a Section 4 Rate application to reflect the changes to the services it provided and to also reflect the reduction in costs that would occur as a result of the requested abandonments. An abandonment order granting the requested permission and approval was issued on December 26, 1996, with an effective date of September 1, 1996. MidLa Gas filed a Section 4 application (RP96-291-000) on June 28, 1996, to reflect the changes to its services and the corresponding rates that would occur as a result of the abandonment being granted. On November 13, 1996, MidLa Gas and the other parties participating in this proceeding filed an unopposed settlement agreement

                          REPUBLIC GAS PARTNERS, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     with the FERC resolving all of the issues present in this proceeding. On March 28, 1997, the FERC issued an order approving the settlement as filed with an effective date of September 1, 1996.

     OTHER: The Company is subject to state and federal regulation normally incident to the transmission of natural gas, including, but not limited to, rates, facilities construction and environmental matters. Management of the Company is not aware of any events of noncompliance with respect any such regulation, the effects of which would have a material adverse effect on its financial position or results of operations.

7.   FINANCIAL INSTRUMENTS:

     The Company periodically enters into financial instruments to reduce its exposure to natural gas price fluctuations. The Company does not enter into financial instruments for speculative trading purposes. The types of financial instruments typically utilized by the Company include natural gas futures and option contracts traded on the New York Mercantile Exchange and options traded in the over-the-counter financial markets. At September 30, 1997 and December 31, 1996, the Company had open natural gas futures and option contracts with an absolute notional contract quantity of approximately 0.5 and 0.4 billion cubic feet, respectively.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments pursuant to SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS.

     CURRENT ASSETS AND LIABILITIES: The carrying amounts of the Company's current assets and liabilities approximate fair value due to the short-term nature of these instruments.

     OPEN FUTURES AND OPTION CONTRACTS: The fair value of the Company's open futures and option contracts was estimated based on quoted market prices for such contracts. Such amount, net of premiums paid and received, was immaterial as of September 30, 1997 and December 31, 1996.

     LONG-TERM DEBT: The fair value of the Company's long-term debt was assumed to approximate fair value due to the floating interest rates associated with such debt.

                          REPUBLIC GAS PARTNERS, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     INTEREST RATE SWAPS: The fair value of the Company's interest rate swaps, as discussed in Note 4, was determined based on the amount the Company would have to pay to close out of such positions in a loss position based on then-current interest rates. Such amount totaled approximately $112,000 at September 30, 1997.

8.   EMPLOYEE BENEFIT PLANS:

     The Company provides a defined contribution 401(k) plan referred to as the Republic Gas Partners 401(k) Plan. The 401(k) plan became effective May 1, 1996, and is available to all full-time employees. The Company made no contributions during 1997 or 1996.

     The Company sponsors other plans for the benefit of its employees. These plans include health and dental care, life insurance, accidental death and dismemberment, short-term disability and long-term disability.

9.   COMMITMENTS AND CONTINGENCIES:

     LEASES: The Company had leases and commitments for an underground gas storage facility and for transportation in effect through September 1, 1996. The monthly rental cost for the storage facility was approximately $142,000, and the monthly transportation commitment was approximately $138,000. Additionally, the Company had a lease obligation for a related compression facility which was in effect at September 30, 1997 and December 31, 1996. The associated monthly compression cost was approximately $33,000.

     Future lease rentals for leases with a noncancelable term of more than one year (excluding storage-related leases) amounted to $88,900, all of which is to be paid during the year ending September 30, 1998.

     LEGAL: The Company and its subsidiaries are involved in various legal actions arising in the ordinary course of business. While it is not feasible to predict the ultimate outcome of these actions, management believes that the resolution of these matters will not have a material adverse effect, either individually or in the aggregate, on the Company's financial position or results of operations.

                          REPUBLIC GAS PARTNERS, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  MAJOR CUSTOMERS:

     During the nine months ended September 30, 1997, the Company had sales to two customers which exceeded 10 percent of natural gas sales. Total sales to these customers during 1997 were approximately $30 million or 24 percent of total natural gas sales. Individually, these customers amounted for 13 percent and 11 percent of natural gas sales, respectively. Three customers accounted for approximately 41 percent of trade accounts receivable at September 30, 1997.

     During the year ended December 31, 1996, the Company and its subsidiaries had sales to three customers which exceeded 10 percent of natural gas sales. Total sales to these customers during 1996 were approximately $65 million or 43 percent of total natural gas sales. Individually, these customers accounted for 17 percent, 13 percent and 12 percent of natural gas sales, respectively. One customer accounted for 14 percent of trade accounts receivable at December 31, 1996.

     The Company and its subsidiaries have a concentration of customers in a limited geographical area. The impact of this concentration is spread over a broad makeup of customers, each of which is impacted by different factors. The Company's credit risk is limited to the face value of a customer's receivable. The Company generally does not require collateral on these accounts.

11.  SUBSEQUENT EVENT:

     On October 2, 1997, the Company entered into an "Agreement and Plan of Merger" (the "Agreement") with Midcoast Energy Resources, Inc. ("Midcoast") to be acquired by Midcoast. The Company closed on the agreement effective October 31, 1997. Upon the closing of this transaction, Republic Gas Partners, L.L.C. was dissolved and its subsidiaries became subsidiaries of Midcoast. The amounts outstanding to Union Bank under the note agreement discussed in Note 4 were assumed by the acquiror.

                         MIDCOAST ENERGY RESOURCES, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (In Thousands)

                                                   HISTORICAL                                        PRO FORMA
                                        -------------------------------------   ---------------------------------------------------
                                                                 REPUBLIC GAS     HARMONY      ALATENN     REPUBLIC GAS
                                                    ALATENN        PARTNERS,    ACQUISITION  ACQUISITION    ACQUISITION   COMBINED
                                         COMPANY   SUBSIDIARIES      L.L.C.     ADJUSTMENTS  ADJUSTMENTS    ADJUSTMENTS  OPERATIONS
                                        --------    ---------      ---------      -------       -------       -------     ---------
OPERATING REVENUES:
  Sale of natural gas and
    transportation fees .............   $ 26,496    $ 113,429      $ 153,051      $  --         $  --         $ 3,282(g)  $ 296,258
  Natural gas processing revenue ....      2,460         --             --          3,562(a)       --                         6,022
  Other revenue .....................        459         --             --           --            --                           459
                                        --------    ---------      ---------      -------       -------       -------     ---------
        Total operating revenues ....     29,415      113,429        153,051        3,562             0         3,282       302,739
                                        --------    ---------      ---------      -------       -------       -------     ---------
OPERATING EXPENSES:
  Cost of natural gas and
    transportation fees .............     23,170      102,157        149,873         --            --                       275,200
  Natural gas processing costs ......      1,443         --             --          2,908(a)       --                         4,351
  Depreciation, depletion and
    amortization ....................        818          584            629           71(b)        126 (b)                   2,228
  General and administrative ........      1,223        3,961          2,077         --          (1,552)(c)      (291)(c)     5,418
  Other expenses ....................        188         --              844         --            --                         1,032
                                        --------    ---------      ---------      -------       -------       -------     ---------
        Total operating expenses ....     26,842      106,702        153,423        2,979        (1,426)         (291)      288,229
                                        --------    ---------      ---------      -------       -------       -------     ---------
        Operating income ............      2,573        6,727           (372)         583         1,426         3,573        14,510
                                        --------    ---------      ---------      -------       -------       -------     ---------
NON-OPERATING ITEMS:
  Interest expense, net .............       (413)          (1)        (1,288)        (258)(d)      (772)(e)      (257)(d)    (2,989)
  Minority interest in
    consolidated subsidiaries .......       (198)        --             --           --            --                          (198)
  Other income (expense), net .......        (48)         549           --           --            --                           501
                                        --------    ---------      ---------      -------       -------       -------     ---------
INCOME BEFORE INCOME TAXES ..........      1,914        7,275         (1,660)         325           654         3,316        11,824
PROVISION FOR INCOME TAXES ..........       --         (2,642)          (213)         (20)(f)      (666)(f)        (1)(f)    (3,542)
                                        --------    ---------      ---------      -------       -------       -------     ---------
        Net income ..................      1,914        4,633         (1,873)         305           (12)        3,315         8,282
5% CUMULATIVE PREFERRED
  STOCK DIVIDENDS ...................        (23)        --             --           --            --            --             (23)
                                        --------    ---------      ---------      -------       -------       -------     ---------
NET INCOME APPLICABLE TO
  COMMON SHAREHOLDERS ...............   $  1,891    $   4,633      $  (1,873)     $   305       $   (12)      $ 3,315     $   8,259
                                        ========    =========      =========      =======       =======       =======     =========
NET INCOME PER SHARE ................   $   1.00                                                                          $    1.95
                                        ========                                                                          =========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING .........      1,886                                                  2,000           350         4,236
                                        ========                                                =======       =======     =========

      See notes to unaudited pro forma consolidated financial statements.

                         MIDCOAST ENERGY RESOURCES, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (In Thousands)

                                                                                            ALATENN      REPUBLIC GAS
                                                                         REPUBLIC GAS     ACQUISITION    ACQUISITION      COMBINED
                                                              COMPANY   PARTNERS, L.L.C.  ADJUSTMENTS    ADJUSTMENTS     OPERATIONS
                                                              --------  ----------------  -----------    -----------     ----------
OPERATING REVENUES:
  Sale of natural gas and transportation fees ............    $ 46,202       $ 127,177       $ 42,950(h)     $ 1,228(g)   $ 217,557
  Natural gas processing revenue .........................       3,735            --             --                           3,735
  Other revenue ..........................................         212            --             --                             212
                                                              --------       ---------       --------        -------      ---------
        Total operating revenues .........................      50,149         127,177         42,950          1,228        221,504
                                                              --------       ---------       --------        -------      ---------
OPERATING EXPENSES:
  Cost of natural gas and transportation fees ............      40,749         126,054         38,575(h)                    205,378
  Natural gas processing costs ...........................       2,789            --             --                           2,789
  Depreciation, depletion and amortization ...............         983             619            335(b)                      1,937
  General and administrative .............................       1,477           2,200            916(h)        (256)(c)      4,337
  Other expenses .........................................          39             494             50(h)                        583
                                                              --------       ---------       --------        -------      ---------
        Total operating expenses .........................      46,037         129,367         39,876           (256)       215,024
                                                              --------       ---------       --------        -------      ---------
        Operating income .................................       4,112          (2,190)         3,074          1,484          6,480

NON-OPERATING ITEMS:
  Interest expense, net ..................................        (680)         (1,210)                           36 (d)     (1,854)
  Minority interest in consolidated subsidiaries .........        (170)           --             --                            (170)
  Other income (expense), net ............................         (39)           --               38(h)        --               (1)
                                                              --------       ---------       --------        -------      ---------
INCOME BEFORE INCOME TAXES ...............................       3,223          (3,400)         3,112          1,520          4,455
PROVISION FOR INCOME TAXES ...............................        (285)             85           (721)(f)        (15)(f)       (936)
                                                              --------       ---------       --------        -------      ---------
         Net income ......................................       2,938          (3,315)         2,391          1,505          3,519
5% CUMULATIVE PREFERRED
  STOCK DIVIDENDS ........................................        --              --             --             --                0
                                                              --------       ---------       --------        -------      ---------
NET INCOME APPLICABLE TO
  COMMON SHAREHOLDERS ....................................    $  2,938       $  (3,315)      $  2,391        $ 1,505      $   3,519
                                                              ========       =========       ========        =======      =========
NET INCOME PER SHARE .....................................    $   0.90                                                    $    0.73
                                                              ========                                                    =========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING ..............................       3,272                          1,228            350          4,850
                                                              ========                       ========        =======      =========

      See notes to unaudited pro forma consolidated financial statements.

                         MIDCOAST ENERGY RESOURCES, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                 (In Thousands)

                                                                                 HISTORICAL                       PRO FORMA
                                                                       ----------------------------    ----------------------------
                                                                                    REPUBLIC GAS        REPUBLIC GAS      COMBINED
ASSETS                                                                  COMPANY    PARTNERS, L.L.C.    PARTNERS, L.L.C.  OPERATIONS
                                                                       --------    ----------------    ----------------  ----------
CURRENT ASSETS:
  Cash and cash equivalents ....................................       $     45        $    953                           $     998
  Accounts receivable ..........................................         10,156           6,794                              16,950
  Other current assets .........................................            557             507                               1,064
                                                                       --------        --------           --------        ---------
         Total current assets ..................................         10,758           8,254                  0           19,012
                                                                       --------        --------           --------        ---------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Natural gas transmission facilities ..........................         49,924          18,245             13,281 (j)       81,450
  Natural gas processing facilities ............................          3,949                                               3,949
  Other property, plant and equipment ..........................          3,661                                               3,661
                                                                       --------        --------           --------        ---------
                                                                         57,534          18,245             13,281           89,060
ACCUMULATED DEPRECIATION, DEPLETION
  AND AMORTIZATION .............................................         (2,440)         (1,977)                             (4,417)
                                                                       --------        --------           --------        ---------
                                                                         55,093          16,268             13,281           84,642
OTHER ASSETS, net of amortization ..............................          1,057             250                               1,307
                                                                       --------        --------           --------        ---------
         Total assets ..........................................       $ 66,908        $ 24,772           $ 13,281        $ 104,961
                                                                       ========        ========           ========        =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities .....................       $  8,603        $  7,743                           $  16,146
  Current portion of deferred income ...........................             83                                                  83
  Current portion of long-term debt payable to banks ...........            197          19,120            (16,940)(i)        2,377
                                                                       --------        --------           --------        ---------
         Total current liabilities .............................          8,882          26,663            (16,940)          18,605
                                                                       --------        --------           --------        ---------
LONG-TERM DEBT PAYABLE TO BANKS ................................          7,193                             19,619 (i)       26,812

OTHER DEFERRED LIABILITIES AND CREDITS .........................            289                                                 289

MINORITY INTEREST IN
  CONSOLIDATED SUBSIDIARIES ....................................            680                                                 680

SHAREHOLDERS' EQUITY:
  Common stock .................................................             49                                  4 (j)           53
  Paid-in capital ..............................................         60,979           4,650              4,057 (j)       69,686
  Retained earnings (deficit) ..................................        (11,132)         (6,541)             6,541 (j)      (11,132)
  Unearned compensation ........................................            (31)                                                (31)
                                                                       --------        --------           --------        ---------
         Total shareholders' equity ............................         49,864          (1,891)            10,602           58,575
                                                                       --------        --------           --------        ---------
         Total liabilities and shareholders' equity ............       $ 66,908        $ 24,772           $ 13,281        $ 104,961
                                                                       ========        ========           ========        =========

                         MIDCOAST ENERGY RESOURCES, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                       1997 AND AS OF SEPTEMBER 30, 1997

1. BASIS OF PRESENTATION

The following unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 1996 and the nine months ended September 30, 1997 and the unaudited pro forma consolidated balance sheet of the Company as of September 30, 1997 (the "Unaudited Pro Forma Consolidated Financial Statements") give effect to (i) the Republic Acquisition under the purchase method of accounting, (ii) the Harmony Acquisition under the purchase method of accounting and (iii) the AlaTenn Acquisition under the purchase method of accounting along with the associated financing, for the acquisitions. The financing methods included additional bank debt and the issuance and sale of 2,000,000 shares of the Company's common stock. Proceeds from the sale of common stock were used to reduce the Acquisition debt incurred in the AlaTenn Acquisition ("AlaTenn-Offering").

The unaudited pro forma consolidated balance sheet as of September 30, 1997 includes the historical purchase accounting entries made for the Harmony and AlaTenn Acquisitions and was prepared assuming that the Republic Acquisition was consummated as of September 30, 1997.

The unaudited Pro Forma Consolidated Financial Statements are based upon the historical consolidated and combined financial statements of the Company and the Republic subsidiaries. The unaudited pro forma consolidated balance sheet is presented assuming the Republic Acquisition occurred on September 30, 1997. No pro forma balance sheet adjustments are required for the AlaTenn or Harmony Acquisition because these acquisitions occurred prior to September 30, 1997 and the effects are already reflected in the Company's historical balance sheet. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if the Harmony, AlaTenn-Offering and Republic Acquisitions occurred at the beginning of each period presented. Because of the seasonal nature of the

                         MIDCOAST ENERGY RESOURCES, INC.
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

AlaTenn and Republic Subsidiaries' operations, among other factors, the results of the interim periods presented are not necessarily indicative of the results to be expected of an entire year.

The pro forma adjustments and the resulting Unaudited Pro Forma Consolidated Financial Statements have been prepared based upon available information and certain assumptions and estimates deemed appropriate by the Company. A final determination of required purchase accounting adjustments and the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made for the Republic Acquisition. Accordingly, the purchase accounting adjustments for the Republic Acquisition reflected in the pro forma information are preliminary and have been made solely for purposes of developing such information. The Company's management believes that the pro forma adjustments and underlying assumptions and estimates reasonably present the significant effects of the transactions reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the Unaudited Pro Forma Consolidated Financial Statements presented herein. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what the Company's financial position or results of operations actually would have been had the Republic Acquisition, Harmony Acquisition or AlaTenn-Offering occurred on the dates indicated or to project the Company's financial position or results of operations for any future date or period. Furthermore, the Unaudited Pro Forma Consolidated Financial Statements do not reflect changes that may occur as the result of post-combination activities and other matters (except as described in note 2). The results of operations of the Harmony and AlaTenn Acquisitions have been included within the Company's actual results of operations since the acquisition in October 1996 and June 1997, respectively.

                         MIDCOAST ENERGY RESOURCES, INC.
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. PRO FORMA ADJUSTMENTS - STATEMENT OF OPERATIONS

The pro forma adjustments to the unaudited pro forma consolidated statements of operations reflect the following:

    (a) Harmony System - The adjustments represent the revenues and direct operating expenses of the Harmony Acquisition for the period prior to August 1996.

    (b) Depreciation - The adjustment reflects the pro forma depreciation expense based on the allocation of the purchase price to the depreciable assets of the Harmony System and the AlaTenn Subsidiaries and the continued use of historical depreciation methods for all assets. General and Administrative

    (c) Expenses -The adjustment reflects a reduction in parent company allocations and the replacement of acquired management with Midcoast management.

    (d) Interest Expense - The adjustment reflects interest computed using 7.43% (the Company's current effective interest rate).

    (e) Interest Expense - The adjustment reflects the combined effect of interest computed on debt used to finance the AlaTenn acquisition (including related financing costs) less an adjustment associated with using proceeds of the Offering to reduce the debt. The interest rate used is computed using 7.43% (the Company's current effective interest rate).

    (f) Income Taxes - The acquisition adjustment for income taxes represents the tax effect of the foregoing acquisition pro forma adjustments computed at a 39% statutory income tax rate which reflects both federal and state tax rates, as well as the utilization of Midcoast's NOL carryforward.

    (g) Republic Acquisition - The adjustment represents additional revenues that would have been realized based on renegotiated contracts with existing customers.

                 MIDCOAST ENERGY RESOURCES, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

    (h) AlaTenn System - The adjustments include the results of operations of the AlaTenn Acquisition for the five-month period prior to Midcoast's ownership. In addition, adjustments of parent company allocations and replacement of acquired management with Midcoast management have been included

3. PRO FORMA ADJUSTMENTS - BALANCE SHEET

    (i) Bank Debt - The adjustment represents additional borrowings under the Company's existing credit facilities associated with the purchase of the Republic Acquisition.

    (j) Common Stock and Additional Paid in Capital - The adjustment reflects the issuance of 350,000 shares of Midcoast's common Stock and 125,000 warrants at a price of $21.75 per share. The value of Midcoast common stock upon consummation was $24.06.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                   MIDCOAST ENERGY RESOURCES, INC.

Date: January 12, 1997             By: /s/ Richard A. Robert
                                           Treasurer
                                           Principal Financial Officer
                                           Principal Accounting Officer